VOTING AGREEMENT

AGREEMENT, dated as of April __, 2010 between Charles River Laboratories International, Inc., a Delaware corporation (“Acquiror”), and the shareholders listed on the signature pages hereto (each a “Shareholder” and, collectively, “Shareholders”).1

WHEREAS, in order to induce Acquiror to enter into an Agreement and Plan of Arrangement, dated as of the date hereof (the “Acquisition Agreement”), with WuXi Pharmatech (Cayman) Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Acquiror has requested Shareholders, and Shareholders have agreed, to enter into this Agreement with respect to all ordinary shares, with a par value of $0.02 per ordinary share, of the Company that Shareholders beneficially own (including any ordinary shares that Shareholders acquire after the date hereof, including upon exercise or conversion of any options, rights or other securities convertible into or exercisable for ordinary shares) (the “Shares”), including shares represented in American Depositary Shares of the Company, each representing eight ordinary shares (the “ADSs”); provided that the term Shares shall not include any options, rights or other securities convertible into or exercisable for ordinary shares of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Grant of Proxy and power of attorney; Voting Agreement

Section 1.01.  Voting Agreement.  Each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at the time of any vote to approve the Scheme at any meeting of the shareholders of the Company, and at any adjournment thereof, at which the Scheme (or any amended version thereof (subject to Section 5.03)), is submitted for the consideration and vote of the shareholders of the Company.  Each Shareholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company

1 General Comments:  There will be 3 voting agreements ((1) WP entities, (2) GA entities and (3) Dr. Li and his trust).

or (iii) corporate action the consummation of which would prevent, interfere with, impede or delay the consummation of the transactions contemplated by the Acquisition Agreement.  Except as expressly set forth in this Section 1.01, nothing in this Agreement shall limit the right of each Shareholder to vote or exercise its right to consent in favor of or against, or abstain with respect to, any matter presented to the Company’s shareholders, including in connection with the election of directors.

Section 1.02.  Irrevocable Proxy/Power of Attorney.  (a)  Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.  Subject to Section 1.02(d), by entering into this Agreement, each Shareholder hereby grants a proxy appointing Acquiror as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power solely in the manner permitted by Section 1.01.  The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Acquiror entering into this Agreement and the Acquisition Agreement and incurring certain related fees and expenses.  The proxy granted by each Shareholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

(b)           Subject to Section 1.02(d), each Shareholder hereby constitutes and appoints Acquiror its attorney-in-fact, with full power of substitution, for and in such Shareholder’s name, for the following purpose:

To execute and deliver, for and in such Shareholder’s name, the relevant instruction to any applicable broker with respect to all ADSs held by such Shareholder immediately prior to the Company Shareholder Meeting through such broker, instructing such broker to instruct the registered holder to vote or cause to be voted the Shares represented by such ADSs solely in the manner permitted by Section 1.01.

(c)           Each Shareholder hereby ratifies and confirms everything said attorney-in-fact may do by virtue of, and in accordance with, this Section. The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of such Shareholder under this Agreement, and shall be irrevocable. The power of attorney set forth in this Section shall not be revoked by any subsequent power of attorney such Shareholder may execute.

(d)           Notwithstanding any provision of this Agreement to the contrary, Acquiror (or its proxy or substitute) shall be authorized to exercise the rights granted to it in Section 1.02(a) or instruct any applicable broker to vote Shares represented by ADSs beneficially owned by such Shareholder pursuant to Section 1.02(b), in each case, only in the event such Shareholder has failed to deliver at least five Business Days prior to the Company Shareholder Meeting, as applicable, (i) to the Secretary of the Company (with a copy to Acquiror) a duly executed proxy card with respect to Shares for which such Shareholder is a record holder and (ii) to the applicable broker (with a copy to Acquiror) a duly executed instruction with respect to ADSs beneficially owned by such Shareholder, in each case voting the Shares in the manner permitted by Section 1.01 or in the event such proxy card or instruction has been thereafter modified or revoked or otherwise fails to provide evidence of Shareholder’s compliance with the obligations of such Shareholder set forth in Section 1.01.

(e)           Acquiror shall promptly provide each Shareholder with copies of any and all instructions and other documents delivered by Acquiror to any broker in respect of Shares represented by ADSs beneficially owned by such Shareholder.

Section 1.03.  Capacity as a Shareholder.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Shareholder in his capacity as a director or officer of the Company or any designee, employee, representative or affiliate of any Shareholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company).

ARTICLE 2
Representations and Warranties of Shareholders

Each Shareholder represents and warrants to Acquiror that:

Section 2.01.  Corporation Authorization.  In the event of any Shareholder that is not a natural person, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the organizational powers of such Shareholder and have been duly authorized by all necessary organizational action.  This agreement constitutes a valid and binding agreement of such Shareholder.

Section 2.02.  Non-Contravention.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the constitutional documents of such Shareholder in the event of any Shareholder that is not a natural person, (ii) violate any Applicable Law (assuming the making of any filings that may be required under the HSR Act or filings that may be required under Section 13(d) or Section 16 of the 1934 Act, or as otherwise set forth in the Acquisition Agreement, and assuming that any and all filings with, notifications to, or approvals of or actions by any Governmental Authority (other than any Governmental Authority of or in the U.S. or the Cayman Islands) required in connection with the transactions contemplated by the Acquisition Agreement have been made or obtained in a timely manner) or (iii) require any consent or other action by any Person (excluding any Governmental Authority (other than any Governmental Authority of or in the U.S. or the Cayman Islands) and assuming the making of any filings that may be required under the HSR Act or filings that may be required under Section 13(d) or Section 16 of the 1934 Act, or as otherwise set forth in the Acquisition Agreement) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder, [including those relating to the pledge by GapStar, LLC of Shares held by it to a financial institution,]2 except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Shareholder’s performance of its obligations hereunder.

Section 2.03.  Ownership of Shares.  As of the date hereof, such Shareholder is the record and beneficial owner of the Shares that are not represented by ADSs and is the beneficial owner of the Shares that are represented by ADSs, in each case free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), in each case other than [(i)] any restrictions applicable to the Shares that may exist pursuant to securities laws [and (ii) the pledge by GapStar, LLC of Shares held by it to a financial institution]3.  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04.  Total Shares.  As of the date hereof, except for the Shares set forth on the signature page hereto, such Shareholder does not beneficially own any (i) shares of the Company entitling such Shareholder to vote at meetings of shareholders of the Company, including the Company Shareholder Meeting, (ii) securities of the Company convertible into or exchangeable for shares of the Company entitling such Shareholder to vote at meetings of shareholders of the Company, including the Company Shareholder Meeting or (iii) options or other rights to acquire from the Company any shares of the Company or securities convertible into or exchangeable for shares of the Company entitling such Shareholder to vote at meetings of shareholders of the Company, including the Company Shareholder Meeting.

2 Only applicable to the GA agreement.

3 Only applicable to the GA agreement.

Section 2.05.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Acquiror or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

ARTICLE 3
Representations and Warranties of Acquiror

Acquiror represents and warrants to each Shareholder that:

Section 3.01.  Corporation Authorization.  The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby are within the corporate powers of Acquiror and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Acquiror.

Section 3.02.   Non-Contravention.  The execution, delivery and performance by Acquiror of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the constitutional documents of Acquiror, (ii) violate any Applicable Law (assuming the making of any filings that may be required under the HSR Act or filings that may be required under Section 13(d) or Section 16 of the 1934 Act, or as otherwise set forth in the Acquisition Agreement, and assuming that any and all filings with, notifications to, or approvals of or actions by any Governmental Authority (other than any Governmental Authority of or in the U.S. or the Cayman Islands) required in connection with the transactions contemplated by the Acquisition Agreement have been made or obtained in a timely manner) or (iii) require any consent or other action by any Person (excluding any Governmental Authority (other than any Governmental Authority of or in the U.S. or the Cayman Islands) and assuming the making of any filings that may be required under the HSR Act or filings that may be required under Section 13(d) or Section 16 of the 1934 Act, or as otherwise set forth in the Acquisition Agreement) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Acquiror is entitled under any provision of any agreement or other instrument binding on Acquiror, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror’s performance of its obligations hereunder or under the Acquisition Agreement.

ARTICLE 4
Covenants of Shareholders

Each Shareholder hereby covenants and agrees that:

Section 4.01.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Acquiror, directly or indirectly, (i) grant any proxy or power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber, pledge or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, pledge or other disposition of, any Shares during the term of this Agreement; provided, however, that such Shareholder may transfer any Shares to [one or more Affiliates]4[family members or for estate planning purposes]5 so long as any applicable transferee prior to such transfer agrees in writing to be bound by the provisions of this Agreement (a copy of which written agreement shall promptly be provided to Acquiror) and such transfer shall not relieve such Shareholder from any of its obligations hereunder.  Such Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance, pledge or other disposition or any such contract, option or other arrangement or understanding.

Section 4.02.   Options, Rights and Other Securities.  Such Shareholder may, in its sole discretion, elect to exercise or convert, in whole or in part, any option, right or other security (and, including the Company Convertible Notes, the “Share Instruments”) exercisable for or convertible into Shares held by such Shareholder. All voting rights attached to Shares received by such Shareholder upon exercise or conversion of any Share Instrument which are entitled to vote at any meeting of shareholders of the Company at which the Scheme is presented for approval and adoption shall be exercised in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate any Shareholder to convert any Share Instrument held by it at any time.

4 Only applicable to WP and GA.

5 Only applicable to Dr. Li’s agreement.

ARTICLE 5
Miscellaneous

Section 5.01.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are several and not joint.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof, including Section 5.03, and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02.  Further Assurances.  Subject to the final sentence of Section 4.02, from the date hereof until this Agreement is terminated pursuant to Section 5.03, Acquiror and the Shareholders will each use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to effectuate the rights of Acquiror and obligations of the Shareholders set forth in this Agreement.

Section 5.03.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall automatically terminate upon the earliest to occur of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition and (iii) the date of any amendment, modification, change or waiver of the Acquisition Agreement executed after the date hereof that results in (a) a decrease in the cash or stock portion of the Acquisition Consideration, (b) a decrease in the Acquisition Consideration (as defined in the Acquisition Agreement on the date hereof) or (c) any delay in the consummation of the Acquisition until after the End Date, in each case, that is not consented to in writing by each Shareholder in its sole discretion prior to such amendment, modification, change or waiver of the Acquisition Agreement.

Section 5.04.  Expenses.  [All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.]6 [All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that on the Closing Date, Acquiror shall cause the Company to reimburse the Shareholders for the Shareholders’ reasonable and documented costs, fees and expenses, including the reasonable costs, fees and expenses of legal counsel, incurred by the Shareholders in connection with the negotiation and execution and delivery of this Agreement and the transactions contemplated hereby and any instrument delivered in connection herewith as well as any amendments, modifications or waivers hereof; provided further that the aggregate amount of such reimbursement provided to the Shareholders shall not exceed $15,000.]7

Section 5.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, subject to Section 4.01, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Acquiror may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Acquiror of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Acquiror.

Section 5.06.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of law rules of such state, other than with respect to any matters to which the Cayman Companies Law mandatorily applies, with respect to which the Cayman Companies Law shall apply.

Section 5.07.  Jurisdiction.  (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter

6 Only applicable to Dr. Li’s agreement.

7 Only applicable to the WP and GA agreements.

arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  [Without limiting the foregoing, each party that is neither a U.S. resident nor organized under the laws of the U.S., any State thereof or the District of Columbia (any such party, a “Foreign Party”) agrees that service of process on such party as provided in Section 5.07(b), with written notice of said service to such party as provided in Section 5.12, shall be deemed effective service of process on such party.]8

(b)           [EACH FOREIGN PARTY HEREBY IRREVOCABLY DESIGNATES [WUXI APPTEC, INC.] [GENERAL ATLANTIC SERVICE COMPANY, LLC] (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT [2540 EXECUTIVE DRIVE, ST. PAUL, MN 55120, ATTENTION: SCOTT KRAMER] [THREE PICKWICK PLAZA, GREENWICH, CT 06830, ATTENTION:  DAVID A. ROSENSTEIN, ESQ., FAX:  (203) 618-9207,] AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT.  SUCH FOREIGN PARTY SHALL TAKE ALL SUCH ACTIONS AS MAY BE REASONABLY NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH FOREIGN PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN THE UNITED STATES OF AMERICA.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH FOREIGN PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING

8 Only applicable to agreements with non-U.S. persons (i.e., Dr. Li’s agreement and the GA agreement).

WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.]9

Section 5.08.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.09.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.10.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.11.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Acquisition Agreement as of the date hereof.

Section 5.12.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Acquiror, as provided in Section 11.01 of the Acquisition Agreement:

if to any Shareholder, to:

[the Company as provided in Section 11.01 of the Acquisition Agreement]

9 Only applicable to Dr. Li’s agreement and the GA agreement.

[General Atlantic Service Company, LLC
Three Pickwick Plaza,
Greenwich, CT 06830
Attention:  David A. Rosenstein, Esq.,
Fax:  (203) 618-9207]

[Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention:  Scott A. Arenare, Esq.
Fax:  (212) 878-9200]

with copies to the Company as provided in Section 11.01 of the Acquisition Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Charles River Laboratories International, Inc.

By:
Name:
Title:

[Voting Agreement]

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner
By:	GAP (Bermuda) Limited, its General Partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Vice President

Shares owned by General Atlantic Partners (Bermuda), L.P. as of the date hereof:

17,215,186 Shares

Options, rights and other securities owned by General Atlantic Partners (Bermuda), L.P. as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $22,999,655 convertible into 14,963,576 Shares

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X LLC, its general partner
By:	Warburg Pincus Partners, LLC, its managing member

By:	Warburg Pincus & Co., its managing member

By:	/s/ Jonathan Leff
Name:	Jonathan Leff
Title:	Partner

Shares owned by Warburg Pincus Private Equity X, L.P. as of the date hereof:

25,977,440 Shares not represented by ADSs; and

10,106,880 Shares represented by 1,263,360 ADSs

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X, L.P., its general partner
By:	Warburg Pincus X LLC, its general partner
By:	Warburg Pincus Partners, LLC, its managing member
By:	Warburg Pincus & Co., its managing member

By:	/s/ Jonathan Leff
Name:	Jonathan Leff
Title:	Partner

Shares owned by Warburg Pincus X Partners, L.P. as of the date hereof:

831,056 Shares not represented by ADSs; and

323,336 Shares represented by 40,417 ADSs

GAP-W INTERNATIONAL, L.P.

By:	General Atlantic GenPar (Bermuda), L.P., its General Partner
By:	GAP (Bermuda) Limited, its General Partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Vice President

Shares owned by GAP-W International, L.P. as of the date hereof:

6,549,350 Shares

Options, rights and other securities owned by GAP-W International, L.P. as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $8,750,000 convertible into 5,692,751 Shares

GAPSTAR, LLC

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Vice President

Shares owned by GapStar, LLC as of the date hereof:

392,958 Shares

Options, rights and other securities owned by GapStar, LLC as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $525,000 convertible into 341,565 Shares

GAP COINVESTMENTS III, LLC

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	A Managing Member

Shares owned by GAP Coinvestments III, LLC as of the date hereof:

1,567,848 Shares

Options, rights and other securities owned by GAP Coinvestments III, LLC as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $2,094,680 convertible into 1,362,799 Shares

GAP COINVESTMENTS IV, LLC

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	A Managing Member

Shares owned by GAP Coinvestments IV, LLC as of the date hereof:

367,008 Shares

Options, rights and other securities owned by GAP Coinvestments IV, LLC as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $490,315 convertible into 318,999 Shares

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC, its General Partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

Shares owned by GAP Coinvestments CDA, L.P. as of the date hereof:

32,750 Shares

Options, rights and other securities owned by GAP Coinvestments CDA, L.P. as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $43,750 convertible into 28,464 Shares

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, its General Partner

By:	/s/ Matthew Nimetz
Name:	Matthew Nimetz
Title:	Managing Director

Shares owned by GAPCO GmbH & Co. KG as of the date hereof:

72,300 Shares

Options, rights and other securities owned by GAPCO GmbH & Co. KG as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):

Company Convertible Notes in the principal amount of $96,600 convertible into 62,848 Shares

By:	/s/ Ge Li
Name:	Dr. Ge Li

Shares owned by Dr. Ge Li as of the date hereof (excluding any Shares on the signature pages of the other Shareholders):

4 Shares not represented by ADSs
9,852,656 Shares represented by 1,231,582 ADSs

Options, rights and other securities owned by Dr. Ge Li as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be, but excluding any options, rights or other securities on the signature pages of the other Shareholders):

941,336 vested restricted stock units
1,965,336 unvested restricted stock units
320,000 Shares issuable upon the exercise of vested options
640,000 Shares issuable upon the exercise of unvested options

J.P. MORGAN TRUST COMPANY OF DELAWARE, AS TRUSTEE FOR NGM FAMILY 2006 IRREVOCABLE TRUST

By:	/s/ Michael B. Yulsman
Name:	Michael B. Yulsman
Title:	Vice President

Shares owned by the NGM Family 2006 Irrevocable Trust as of the date hereof (excluding any Shares on the signature pages of the other Shareholders):

9,179,291 Shares not represented by ADSs
759,120 Shares represented by 94,890 ADSs

Options, rights and other securities owned by the NGM Family 2006 Irrevocable Trust as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be, but excluding any options, rights or other securities on the signature pages of the other Shareholders):

None